UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                  COPART, INC.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    217204106
                                 (CUSIP Number)

                                December 31, 2002
             (Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 217204106
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Thomas W. Smith
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,753,819
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,390,600
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,753,819
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,390,600
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,144,419
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     Not Applicable                                                       |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 217204106
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Thomas N. Tryforos
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,390,600
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,390,600
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,390,600
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     Not Applicable                                                       |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 217204106
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott J. Vassalluzo
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           22,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,173,400
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         22,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,173,400
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,195,400
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     Not Applicable                                                       |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

ITEM 1.     (a)   Name of Issuer:

                  Copart, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  5500 E. Second Street, Benicia, CA 94510

ITEM 2.     (a)   Name of Person Filing:

                  (i) Thomas W. Smith

                  (ii) Thomas N. Tryforos

                  (iii) Scott J. Vassalluzo

                  The filing of this Statement shall not be deemed to be an admission that the filing persons comprise a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

            (b)   Address of Principal Business Office:

                  The following is the address of the principal business office of each of the filing persons:

                  323 Railroad Avenue
                  Greenwich, CT 06830

            (c)   Citizenship:

                  Each of Messrs. Thomas W. Smith, Thomas N. Tryforos and Scott
                  J. Vassalluzo is a United States citizen.

            (d)   Title of Class of Securities:

                  Common Stock, no par value

            (e)   CUSIP Number:

                  217204106

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is a:

            Not applicable.

            If this Statement is filed pursuant to Rule 13d-1(c), check this box |X|

ITEM 4.     Ownership

            (a) Thomas W. Smith - 5,144,419 shares; Thomas N. Tryforos - 3,390,600 shares; Scott J. Vassalluzo - 3,195,400 shares

            (b) Thomas W. Smith - 5.6%; Thomas N. Tryforos - 3.7%; Scott J. Vassalluzo - 3.5%

            (c) Each of Thomas W. Smith, Thomas N. Tryforos and Scott J. Vassalluzo has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 3,173,400 shares. Each of Thomas W. Smith and Thomas N. Tryforos has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an additional 217,200 shares. Thomas W. Smith has sole power to vote and dispose of 1,753,819 shares, Thomas N. Tryforos has sole power to vote and dispose of no shares and Scott J. Vassalluzo has the sole power to vote and dispose of 22,000 shares.

ITEM 5.     Ownership of Five Percent or Less of a Class

            Not applicable.

ITEM 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable.

ITEM 8.     Identification and Classification of Members of the Group

            Not applicable.

ITEM 9.     Notice of Dissolution of Group

            Not applicable.

ITEM 10.    Certification

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2003


                                                   /s/ Thomas W. Smith
                                        ----------------------------------------
                                                     Thomas W. Smith


                                                 /s/ Thomas N. Tryforos
                                        ----------------------------------------
                                                   Thomas N. Tryforos


                                                 /s/ Scott J. Vassalluzo
                                        ----------------------------------------
                                                   Scott J. Vassalluzo

                             JOINT FILING AGREEMENT

      The undersigned agree that the foregoing Statement on Schedule 13G, dated February 14, 2003, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k)

Dated: February 14, 2003


                                                   /s/ Thomas W. Smith
                                        ----------------------------------------
                                                     Thomas W. Smith


                                                 /s/ Thomas N. Tryforos
                                        ----------------------------------------
                                                   Thomas N. Tryforos


                                                 /s/ Scott J. Vassalluzo
                                        ----------------------------------------
                                                   Scott J. Vassalluzo